Filed pursuant to Rule 433

Registration No. 333-286752

Issuer Free Writing Prospectus dated April 28, 2025

Relating to Preliminary Prospectus Supplement dated April 28, 2025

Alphabet Inc.

4.000% Notes due 2030

4.500% Notes due 2035

5.250% Notes due 2055

5.300% Notes due 2065

Pricing Term Sheet

Issuer:	Alphabet Inc. (the “Company”)

Title:	4.000% Notes due 2030 (the “2030 Notes”) 4.500% Notes due 2035 (the “2035 Notes”) 5.250% Notes due 2055 (the “2055 Notes”) 5.300% Notes due 2065 (the “2065 Notes”)

Security Type:	SEC Registered

Ranking:	Senior unsecured

Listing:	None

Aggregate Principal Amount:	2030 Notes: $750,000,000 2035 Notes: $1,250,000,000 2055 Notes: $1,500,000,000 2065 Notes: $1,500,000,000

Maturity Date:	2030 Notes: May 15, 2030 2035 Notes: May 15, 2035 2055 Notes: May 15, 2055 2065 Notes: May 15, 2065

Coupon (Interest Rate):	2030 Notes: 4.000% per annum 2035 Notes: 4.500% per annum 2055 Notes: 5.250% per annum 2065 Notes: 5.300% per annum

Public Offering Price:

2030 Notes: 99.417% of principal amount of the 2030 Notes, plus accrued interest, if any, from May 1, 2025

2035 Notes: 98.585% of principal amount of the 2035 Notes, plus accrued interest, if any, from May 1, 2025

2055 Notes: 99.042% of principal amount of the 2055 Notes, plus accrued interest, if any, from May 1, 2025

2065 Notes: 98.461% of principal amount of the 2065 Notes, plus accrued interest, if any, from May 1, 2025

Underwriting Discounts:	2030 Notes: 0.200% of the principal amount 2035 Notes: 0.300% of the principal amount 2055 Notes: 0.600% of the principal amount 2065 Notes: 0.600% of the principal amount

Proceeds Net of Aggregate Underwriting Discount (before expenses):	2030 Notes: $744,127,500 2035 Notes: $1,228,562,500 2055 Notes: $1,476,630,000 2065 Notes: $1,467,915,000

Yield to Maturity:	2030 Notes: 4.129% 2035 Notes: 4.678% 2055 Notes: 5.314% 2065 Notes: 5.394%

Spread to Benchmark Treasury:	2030 Notes: T + 32 bps 2035 Notes: T + 47 bps 2055 Notes: T + 62 bps 2065 Notes: T + 70 bps

Benchmark Treasury:	2030 Notes: 3.875% due April 30, 2030 2035 Notes: 4.625% due February 15, 2035 2055 Notes: 4.500% due November 15, 2054 2065 Notes: 4.500% due November 15, 2054

Benchmark Treasury Price and Yield:	2030 Notes: 100-09+ / 3.809% 2035 Notes: 103-10 / 4.208% 2055 Notes: 96-29+ / 4.694% 2065 Notes: 96-29+ / 4.694%

Interest Payment Dates:	May 15 and November 15 of each year, beginning on November 15, 2025

Interest Payment Record Dates:	May 1 and November 1 of each year

Sinking Fund Provisions:	None

Redemption Provision:

At the Company’s option, at any time prior to the applicable Par Call Date (as set forth below), in whole or in part at any time or from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming that such notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate (as defined in the preliminary prospectus supplement relating to the offering) plus 5 basis points with respect to the 2030 Notes, plus 10 basis points with respect to the 2035 Notes, plus 10 basis points with respect to the 2055 Notes and plus 15 basis points with respect to the 2065 Notes less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, to, but not including, the redemption date.

On or after the applicable Par Call Date, the Company may redeem notes of the applicable series, in whole or in part at any time or from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest to, if any, but not including, the redemption date.

Par Call Date:

2030 Notes: April 15, 2030 (the date that is one month prior to the maturity date of the 2030 Notes)

2035 Notes: February 15, 2035 (the date that is three months prior to the maturity date of the 2035 Notes)

2055 Notes: November 15, 2054 (the date that is six months prior to the maturity date of the 2055 Notes)

2065 Notes: November 15, 2064 (the date that is six months prior to the maturity date of the 2065 Notes)

Trade Date:	April 28, 2025

Settlement Date (T+ 3)**:	May 1, 2025

Day Count Convention:	30/360

Denominations:	$2,000 and multiples of $1,000 in excess thereof

Concurrent Euro Notes Offering:	Subject to market conditions and other factors, the Company may raise additional amounts for general corporate purposes, which may include the repayment of outstanding debt, in a near-term Euro-denominated offering (the “Concurrent Euro Notes Offering”), which may be substantially concurrent with this offering. The Concurrent Euro Notes Offering will be made by means of a separate prospectus supplement and not by means of the prospectus supplement to which this pricing term sheet relates. This communication is not an offer of any securities of the Company other than the notes to which this pricing term sheet relates. The Concurrent Euro Notes Offering may not be completed, and the completion of the Concurrent Euro Notes Offering is not a condition to the completion of the notes to which this pricing term sheet relates or vice versa.

CUSIP/ISIN:	2030 Notes: 02079K AK3 / US02079KAK34 2035 Notes: 02079K AL1 / US02079KAL17 2055 Notes: 02079K AM9 / US02079KAM99 2065 Notes: 02079K AN7 / US02079KAN72

Ratings*:	Moody’s: Aa2 (Stable); S&P: AA+ (Stable)

Joint Global Coordinators and Joint Book-Running Managers:	Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. J.P. Morgan Securities LLC

Joint Book-Running Managers:

Morgan Stanley & Co. LLC

Wells Fargo Securities, LLC

Barclays Capital Inc.

Deutsche Bank Securities Inc.

BNP Paribas Securities Corp.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Mizuho Securities USA LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:

Academy Securities, Inc.

ING Financial Markets LLC

MUFG Securities Americas Inc.

NatWest Markets Securities Inc.

Standard Chartered Bank***

Loop Capital Markets LLC

Samuel A. Ramirez & Company, Inc.

R. Seelaus & Co., LLC

Siebert Williams Shank & Co., LLC

AmeriVet Securities, Inc.

Bancroft Capital, LLC

Blaylock Van, LLC

Cabrera Capital Markets LLC

Stern Brothers & Co.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to the business date before delivery will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

***	Standard Chartered Bank will not effect any offers or sales of any notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of FINRA.

The Company has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement, the accompanying prospectus and, when available, the final prospectus supplement if you request it by contacting: Goldman Sachs & Co. LLC at 1-866-471-2526; HSBC Securities (USA) Inc. toll-free at 1-866-811-8049; J.P. Morgan Securities LLC at 1-212-834-4533; Morgan Stanley & Co. LLC at 1-866-718-1649; or Wells Fargo Securities, LLC at 1-800-645-3751.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.